Exhibit 10.8

PROMISSORY NOTE

$______. 00	_____________, 2020 Houston, Texas

FOR VALUE RECEIVED, the undersigned, ______________ (“Participant”), hereby promises to pay to the order of HOUSTON INTERNATIONAL INSURANCE GROUP, LTD., a Delaware corporation (“Company”), at its designated office, in lawful money of the United States of America, the principal sum of ______ AND NO/100 DOLLARS ($______.00), together with interest thereon at the rate set forth below. This Rights Offering Note is being issued in connection with a purchase of Shares pursuant to the 2020 Rights Offering by Houston International Insurance Group, Ltd. (the “Rights Offering”) and any capitalized term not defined in this Rights Offering Note shall have the definition provided by the Subscription Agreement.

The outstanding principal balance hereof shall bear interest prior to maturity at a fixed rate per annum equal to the lesser of (a) the Maximum Rate, or (b) ______ percent (__%) per annum. If an Event of Default has occurred and is existing, the principal hereof shall bear interest at the Default Rate. Interest on the indebtedness evidenced by this Rights Offering Note shall be computed on the basis of a year of 365 or 366 days, as the case may be, and the actual number of days elapsed (including the first day but excluding the last day).

Quarterly installments of accrued but unpaid interest on this Rights Offering Note shall be due and payable on the last Business Day of each calendar quarter, commencing with September 30, 2020. Principal in the amount of the lesser of (i) 5% of the outstanding balance on the Rights Offering Note as of December 31st; or (ii) ten percent (10%) of the amount of the net of all cash bonuses or incentive payments received by Participant during the calendar year from Company or any subsidiary of or successor to Company shall be due and payable on or before December 31 of each year through and including December 31, 2020; provided that if Participant has executed any other notes pursuant to any Company equity purchase arrangement, any Principal payments from bonuses shall be deducted only one time and attributed to all outstanding notes pro-rata. All outstanding principal of this Rights Offering Note and all accrued but unpaid interest on this Rights Offering Note shall be due and payable on April 30, 2023.

Participant may prepay this Rights Offering Note at any time without premium or penalty, provided that all such prepayments shall be applied first to interest and then to the principal payments due hereon in inverse order of their maturities.

Upon any distribution or payment (collectively “Distributions”) to Participant by, or with respect to the interest of Participant in the Collateral (as such term is defined in the Rights Offering Security Agreement), a mandatory prepayment of outstanding principal and accrued interest on this Rights Offering Note shall be immediately due and payable in the amount of such Distribution; provided, however, that if any other note executed by Participant and payable to the order of Company includes a similar mandatory prepayment provision, then such Distributions shall first be applied to this Rights Offering Note until principal and accrued interest herein is paid in full and then to such other notes, except that Distributions for all notes for the purchase of stock under any Company equity purchase arrangement shall be applied pro-rata to all such notes.

This Rights Offering Note is secured as provided in the Rights Offering Security Agreement.

As used in this Rights Offering Note, the following terms shall have the respective meanings indicated below:

“Business Day” means a day on which Prosperity Bank is open in Houston, Texas.

“Default Rate” means the lesser of (a) twelve percent (12%) per annum, or (b) the Maximum Rate.

“Event of Default” each of the following shall constitute and be deemed an “Event of Default”:

a)           Participant shall fail to pay this Rights Offering Note or any installment of this Rights Offering Note, whether principal or interest, on the date when due.

b)           Participant shall for any reason cease to be an employee of Company or any of its direct or indirect subsidiaries.

c)           Any representation or warranty made or deemed made by Participant in any certificate, report, notice, or financial statement furnished at any time in connection with this Rights Offering Note or any Rights Offering Document shall be false, misleading, or erroneous in any material respect when made or deemed to have been made.

d)           Participant shall commence a voluntary proceeding seeking liquidation, reorganization, or other relief with respect to him/herself or his/her debts under any bankruptcy, insolvency, or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian, or other similar official of Participant or a substantial part of his/her property or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against him/her or shall make a general assignment for the benefit of creditors or shall generally fail to pay his/her debts as they become due or shall take any action to authorize any of the foregoing.

e)           An involuntary proceeding shall be commenced against Participant seeking liquidation, reorganization, or other relief with respect to Participant or his/her debts under any bankruptcy, insolvency, or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official for Participant or a substantial part of his/her property, and such involuntary proceeding shall remain undismissed and unstayed for a period of thirty (30) days.

f)            This Rights Offering Note or any other Rights Offering Document shall cease to be in full force and effect or shall be declared null and void or the validity or enforceability thereof shall be contested or challenged by Participant, or Participant shall deny that it has any further liability or Oligation hereunder prior to payment in full of all Obligations hereunder, or the security interest created by the Rights Offering Security Agreement shall cease to be a first priority security interest.

g)           Participant shall sell or transfer the securities described in the Rights Offering Security Agreement.

h)           Company completes a Liquidation or IPO Event while Participant remains an employee or director, provided that the default shall not occur until the date that some or all of the shares purchased pursuant to this Rights Offering Note become transferrable under the terms of some liquidation/ IPO event.

“Liquidation or IPO Event” means the closing of any merger, acquisition, sale of 100% of the common shares of the Company or sale or other disposition of substantially all of the assets of the Company; or the closing of an initial public offering of the common shares of the Company.

“Maximum Rate” means the maximum rate of nonusurious interest permitted from day to day by applicable law, including Chapter 303 of the Texas Finance Code (the “Code”) (and as the same may be incorporated by reference in other Texas statutes). To the extent that Chapter 303 of the Code is relevant to any holder of this Rights Offering Note for the purposes of determining the Maximum Rate, each such holder elects to determine such applicable legal rate pursuant to the “weekly ceiling,” from time to time in effect, as referred to and defined in Chapter 303 of the Code; subject, however, to the limitations on such applicable ceiling referred to and defined in the Code, and further subject to any right such holder may have subsequently, under applicable law, to change the method of determining the Maximum Rate.

“Obligations” means all obligations, indebtedness, and liabilities of Participant to Company, now existing or hereafter arising, including, without limitation, the obligations, indebtedness, and liabilities of Participant under this Rights Offering Note (including the payment of principal and interest hereon) and the other Rights Offering Documents and all interest accruing thereon and all attorneys’ fees and other expenses incurred in the enforcement or collection thereof.

“Rights Offering Documents” means this Rights Offering Note, the Rights Offering Security Agreement, the Rights Offering Subscription Agreement dated March 24, 2020 (the “Subscription Agreement”), and all certificates and other instruments, documents, and agreements, if any, executed and delivered pursuant to or in connection with this Rights Offering Note, as such instruments, documents, and agreements may be amended, modified, renewed, extended, or supplemented from time to time

“Rights Offering Security Agreement” means the 2020 Rights Offering Security Agreement-Pledge dated of even date herewith, executed by Participant for the benefit of Company, as the same may be amended, supplemented, or modified from to time.

The proceeds of this Rights Offering Note shall be used solely for business purposes and this Rights Offering Note was not entered into as a consumer-goods transaction or a consumer transaction.

Participant agrees with Company that Participant will execute and deliver such further instruments as may be requested by Company to carry out the provisions and purposes of this Rights Offering Note and the other Rights Offering Documents and to preserve and perfect the liens of Company in the collateral for this Rights Offering Note.

All notices and other communications provided for in this Rights Offering Note and the other Rights Offering Documents shall be in writing mailed by certified mail return receipt requested, or delivered to the intended recipient at the addresses specified below or at such other address as shall be designated by any party listed below in a notice to the other parties listed below given in accordance with this paragraph.

If to Participant:	As specified on Signature Page

If to Company:	Houston International Insurance Group, Ltd.
800 Gessner, Suite 600
Houston, Texas 77024
Attn: Legal Department

Except as otherwise provided in this Rights Offering Note or any Rights Offering Document, all such communications shall be deemed to have been duly given, when personally delivered or, in the case of a mailed notice, when duly deposited in overnight mail, in each case given or addressed as aforesaid.

Notwithstanding anything to the contrary contained herein, no provisions of this Rights Offering Note shall require the payment or permit the collection of interest in excess of the Maximum Rate. If any excess of interest in such respect is herein provided for, or shall be adjudicated to be so provided, in this Rights Offering Note or otherwise in connection with this loan transaction, the provisions of this paragraph shall govern and prevail, and neither Participant nor the sureties, guarantors, successors or assigns of Participant shall be obligated to pay the excess amount of such interest, or any other excess sum paid for the use, forbearance or detention of sums loaned pursuant hereto. If for any reason interest in excess of the Maximum Rate shall be deemed charged, required or permitted by any court of competent jurisdiction, any such excess shall be applied as a payment and reduction of the principal of indebtedness evidenced by this Rights Offering Note; and, if the principal amount hereof has been paid in full, any remaining excess shall forthwith be paid to Participant. In determining whether or not the interest paid or payable exceeds the Maximum Rate, Participant and Company shall, to the extent permitted by applicable law, (i) characterize any non-principal payment as an expense, fee, or premium rather than as interest, (ii) exclude voluntary prepayments and the effects thereof, and (iii) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the entire contemplated term of the indebtedness evidenced by this Rights Offering Note so that the interest for the entire term does not exceed the Maximum Rate.

Upon the occurrence of any Event of Default, the holder hereof may, at its option, (i) declare the entire unpaid principal of and accrued interest on this Rights Offering Note immediately due and payable without notice, demand or presentment, all of which are hereby waived, and upon such declaration, the same shall become and shall be immediately due and payable, (ii) foreclose the security interests created by the Rights Offering Security Agreement or any other Rights Offering Document, (iii) offset against this Rights Offering Note any sum or sums owed by the holder hereof to Participant, and (iv) take any and all other actions available to Company under this Rights Offering Note, at law, in equity or otherwise. Failure of the holder hereof to exercise any of the foregoing options shall not constitute a waiver of the right to exercise the same upon the occurrence of a subsequent Event of Default.

In the event that any amount payable under this Agreement is treated as “nonqualified deferred compensation” for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (“Code Section 409A”), this Agreement shall be construed in such a manner so as to comply with the requirements of Code Section 409A. If any provision of this Agreement would cause Participant to occur any additional tax under Code Section 409A, the parties will in good faith attempt to reform the provision in a manner that maintains, to the extent possible, the original intent of the applicable provision without violating the provisions of Code Section 409A. Participant shall be solely responsible for any taxes, interests or penalties that Participant may incur under Code Section 409A.

If the holder hereof expends any effort in any attempt to enforce payment of all or any part or installment of any sum due the holder hereunder, or if this Rights Offering Note is placed in the hands of an attorney for collection, or if it is collected through any legal proceedings, Participant agrees to pay all costs, expenses, and fees incurred by the holder, including all reasonable attorneys’ fees.

THIS RIGHTS OFFERING NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS AND THE APPLICABLE LAWS OF THE UNITED STATES OF AMERICA. THIS RIGHTS OFFERING NOTE IS PERFORMABLE IN HARRIS COUNTY, TEXAS.

Participant and each surety, guarantor, endorser, and other party ever liable for payment of any sums of money payable on this Rights Offering Note jointly and severally waive notice, presentment, demand for payment, protest, notice of protest and non-payment or dishonor, notice of acceleration, notice of intent to accelerate, notice of intent to demand, diligence in collecting, grace, and all other formalities of any kind, and consent to all extensions without notice for any period or periods of time and partial payments, before or after maturity, and any impairment of any collateral securing this Rights Offering Note, all without prejudice to the holder. The holder shall similarly have the right to deal in any way, at any time, with one or more of the foregoing parties without notice to any other party, and to grant any such party any extensions of time for payment of any of said indebtedness, or to release or substitute part or all of the collateral securing this Rights Offering Note, or to grant any other indulgences or forbearances whatsoever, without notice to any other party and without in any way affecting the personal liability of any party hereunder.

THIS RIGHTS OFFERING NOTE, AND THE OTHER RIGHTS OFFERING DOCUMENTS REFERRED TO HEREIN EMBODY THE FINAL, ENTIRE AGREEMENT BETWEEN PARTICIPANT AND COMPANY WITH RESPECT TO THE SUBJECT MATTER HEREOF AND THEREOF AND SUPERSEDE ANY AND ALL PRIOR COMMITMENTS, AGREEMENTS, REPRESENTATIONS, AND UNDERSTANDINGS, WHETHER WRITTEN OR ORAL, RELATING TO THE SUBJECT MATTER HEREOF AND THEREOF AND MAY NOT BE CONTRADICTED OR VARIED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OR DISCUSSIONS OF PARTICIPANT AND COMPANY. THERE ARE NO ORAL AGREEMENTS BETWEEN PARTICIPANT AND COMPANY.

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